EXHIBIT 99.1

Old Line Bancshares, Inc. Reports a 20.60 Percent Increase in Nine Month Net Income Available to Common Stockholders

BOWIE, Md., Nov. 1, 2010 (GLOBE NEWSWIRE) -- James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. (Nasdaq:OLBK), the parent company of Old Line Bank, reported that net income available to common stockholders increased $223,272 or 20.60% to $1.3 million for the nine months ended September 30, 2010 from $1.1 million for the nine month period ended September 30, 2009. Earnings per basic and diluted common share were $0.34 for the nine months ended September 30, 2010 and $0.28 for the same period in 2009. The 20.60% increase in net income available to common stockholders was primarily the result of a $1.5 million increase in net interest income resulting from a $1.0 million increase in total interest revenue and a $508,318 decrease in total interest expense. The increase in interest revenues derived primarily from the $29.1 million or 11.57% growth in average net loans. A $320,000 decrease in the provision for loan losses also contributed to the increase in net income. These improvements were offset by a $639,820 decrease in non-interest revenue and a $1.7 million increase in non-interest expense. Non-interest revenue declined during the nine month period primarily because of an approximately $432,000 decline in rent and other revenue from our investment in Pointer Ridge Office Investment, LLC and a $158,551 decline in gain on sales of investment securities. During the first nine months of 2009, Pointer Ridge produced $522,000 in rental income that is included in other fees and commissions. As we previously reported, approximately $300,000 of that amount derived from a non-recurring lease termination fee. The absence of the lease termination fee in 2010 and the subsequent loss of additional tenants in spaces that Old Line Bank and Pointer Ridge lease to tenants were the major causes of the decline in non-interest revenue. We also did not sell any investments during the nine months ended September 30, 2010 which contributed to the decline in non-interest revenue. The costs associated with the agreement to acquire Maryland Bankcorp, Inc., that we announced on September 1, 2010, the transfer of other real estate owned, the two new branches that we opened in 2009 and the addition of the Greenbelt lending team, which joined us in December 2009, were the primary causes of the increase in non-interest expense.

For the three month period ended September 30, 2010, net income available to common stockholders increased 37.89% or $85,882 to $312,565 from $226,683 for the three month period ended September 30, 2009. Earnings per basic and diluted common share were $0.08 for the three month period ended September 30, 2010 compared to $0.06 for the three month period ended September 30, 2009. During the three month period ended September 30, 2010, net interest income increased $538,465 or 18.03% as a result of a $367,078 increase in total interest revenue and a $171,387 decrease in total interest expense. Total interest revenue increased primarily as a result of a $32.3 million increase in average net loans outstanding. Non-interest revenue decreased $65,162 because other fees and commissions declined $55,578 and earnings on bank owned life insurance declined $11,359. Other fees and commission declined as a result of the loss of tenants in spaces that we rent. Bank owned life insurance earnings declined because the interest rates on this investment declined. Merger expenses of $187,125 were a major contributor to the increase in non-interest expense. Salaries, employee benefits, equipment, data processing and other operating expenses increased primarily because of increased operating expenses from the branches, the new Greenbelt lending team and approximately $35,000 in expenses associated with the transfer and maintenance of other real estate owned during the third quarter.

Mr. Cornelsen stated: "the third quarter was a very rewarding and challenging quarter for our organization. On September 1, 2010, we announced that we had executed a merger agreement that provided for the acquisition of Maryland Bankcorp. This acquisition will create the sixth-largest independent commercial bank based in Maryland, with assets of more than $750 million and with 20 full service branches serving five counties. During the third quarter, teams from both institutions have worked, and continue to work diligently to join the two organizations. We plan to complete the merger during the 1st quarter of 2011. Until completion, we anticipate that merger related expenses will cause lower than expected earnings. We anticipate the merger will be accretive to earnings by the end of 2011. The Greenbelt lending team that we hired in December 2009 and the branches that we opened in 2009 were instrumental to our success during the nine month period. They along with the rest of our team continue to work towards our goal of becoming the premier community bank east of Washington, D.C. Relative to our peers, our asset quality remains strong. We have three non-accrual loans totaling $3.0 million and two properties in other real estate owned in the amount of $823,169. We expect to receive a deed in lieu of foreclosure on one of these non-accrual loans and are currently negotiating a contract with a buyer to purchase the collateral for an amount that will repay the outstanding balance in full. We have accepted a contract from another buyer to purchase one of the properties held in other real estate owned. We anticipate that we will receive at least full value for this property during the fourth quarter of 2010 or early in 2011. On September 30, 2010, total non-performing assets were $3.8 million or 0.92% of total assets which was a decline from June 30, 2010 when total non-performing assets were $4.9 million or 1.20% of total assets.   At September 30, 2010, we had one other loan in the amount of $82,755 past due 30 days or more that was subsequently paid. Although the economy remains fragile, we remain cautiously optimistic that our remaining borrowers will remain current on their loans."

During the three and nine month periods, we decreased our provision for loan losses because although the economy remains uncertain, it appears to have stabilized. We also believe that we have appropriately identified and allocated specific reserves to previously identified borrowers that represent increased risk or potential loss. We reserved for a significant portion of the charge-offs in 2010 during 2009.   At September 30, 2010, the allowance for loan losses was $2.7 million or 0.61% of gross loans as compared to $2.5 million or 0.93% of gross loans at December 31, 2009. Our non-accrual and past due loans remain statistically low. Based on our history, internal analysis, ratio of non-performing assets, and the satisfactory historical performance of the loan portfolio, we believe the allowance continues to appropriately reflect the inherent risk of loss in our portfolio and the current economic climate.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank also operates from a branch in Bowie, Maryland, two branches in Waldorf, Maryland, one branch in Annapolis, Maryland, one branch in Crofton, Maryland and five additional branches in Prince George's County, Maryland. Its primary market area is the suburban Maryland (Washington, D.C. suburbs) counties of Prince George's, Anne Arundel, Charles and northern St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts, in particular the statements with respect to the pending merger with Maryland Bankcorp, Inc., including our expectations regarding the completion of the merger and the timing thereof, that merger related expenses will cause lower than expected earnings and that the merger will be accretive to earnings by the end of 2011, as well as statements with respect to the adequacy of our loan loss allowance, that our borrowers will continue to perform, that we will receive the deed in lieu of foreclosure and full repayment of all amounts due on the non-accrual loan and payment for a property in other real estate owned, and that we have appropriately identified and allocated specific reserves to previously identified borrowers constitute "forward-looking statements" as defined by Federal Securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates," "plans" or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, deterioration in economic conditions or a slower than anticipated recovery in our target markets or nationally, continued increases in the unemployment rate in our target markets, and changes in laws impacting our ability to collect on outstanding loans or otherwise negatively impact our business, including regulations implemented pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Balance Sheets

	September 30, 2010	December 31, 2009
	(Unaudited)
Assets
Cash and due from banks	$ 10,330,900	$ 7,402,137
Interest bearing accounts	13,328,485	3,953,312
Federal funds sold	3,112,431	81,138
Total cash and cash equivalents	26,771,816	11,436,587
Time deposits in other banks	7,894,859	15,031,102
Investment securities available for sale	24,113,001	28,012,948
Investment securities held to maturity	23,528,079	5,806,507
Loans, less allowance for loan losses	296,634,058	265,008,669
Restricted equity securities at cost	2,623,351	2,957,650
Premises and equipment	17,041,913	17,326,099
Accrued interest receivable	1,241,977	1,055,249
Prepaid income taxes	325	--
Deferred income taxes	117,722	178,574
Bank owned life insurance	8,635,741	8,422,879
Other real estate owned	823,169	--
Other assets	1,786,434	1,982,262
Total assets	$ 411,212,445	$ 357,218,526

Liabilities and Stockholders' Equity
Deposits
Non-interest bearing	$ 64,254,972	$ 40,883,419
Interest bearing	276,859,497	245,464,373
Total deposits	341,114,469	286,347,792
Short term borrowings	13,947,355	16,149,939
Long term borrowings	16,393,239	16,454,067
Accrued interest payable	460,362	517,889
Income tax payable	--	175,543
Other liabilities	1,496,390	941,165
Total liabilities	373,411,815	320,586,395

Stockholders' equity
Common stock, par value $0.01 per share; authorized 15,000,000 shares;
issued and outstanding 3,880,005 in 2010 and 3,862,364 in 2009	38,800	38,624
Additional paid-in capital	29,126,953	29,034,954
Retained earnings	7,456,442	6,498,446
Accumulated other comprehensive income	557,129	368,880
Total Old Line Bancshares, Inc. stockholders' equity	37,179,324	35,940,904
Non-controlling interest	621,306	691,227
Total stockholders' equity	37,800,630	36,632,131
Total liabilities and stockholders' equity	$ 411,212,445	$ 357,218,526

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Interest revenue
Loans, including fees	$ 4,260,382	$ 3,952,742	$ 12,259,381	$ 11,343,471
U.S. Treasury securities	--	--	--	7,230
U.S. government agency securities	42,133	75,672	132,830	262,862
Mortgage backed securities	373,619	276,302	1,047,096	800,666
Municipal securities	19,699	20,809	60,059	64,808
Federal funds sold	2,656	233	4,842	973
Other	60,707	66,360	218,920	241,390
Total interest revenue	4,759,196	4,392,118	13,723,128	12,721,400
Interest expense
Deposits	985,950	1,153,366	2,960,315	3,499,621
Borrowed funds	248,292	252,263	803,025	772,037
Total interest expense	1,234,242	1,405,629	3,763,340	4,271,658
Net interest income	3,524,954	2,986,489	9,959,788	8,449,742
Provision for loan losses	200,000	210,000	440,000	760,000
Net interest income after provision for loan losses	3,324,954	2,776,489	9,519,788	7,689,742
Non-interest revenue
Service charges on deposit accounts	78,247	80,641	231,478	225,495
Gains on sales of investment securities	--	634	--	158,551
Earnings on bank owned life insurance	83,963	95,322	254,071	282,937
Loss on disposal of assets	--	(4,803)	--	(4,803)
Other fees and commissions	141,036	196,614	381,639	844,828
Total non-interest revenue	303,246	368,408	867,188	1,507,008
Non-interest expense
Salaries	1,263,368	1,075,572	3,559,727	2,851,559
Employee benefits	319,550	242,778	987,488	760,624
Occupancy	330,752	306,871	983,209	773,177
Equipment	105,342	96,004	311,370	258,398
Data processing	126,412	90,821	325,912	247,812
FDIC insurance and State of Maryland assessments	130,595	100,590	361,263	442,892
Merger expense	187,125	--	187,125	--
Other operating	605,068	471,475	1,656,814	1,384,027
Total non-interest expense	3,068,212	2,384,111	8,372,908	6,718,489

Income before income taxes	559,988	760,786	2,014,068	2,478,261
Income taxes	265,299	257,512	765,431	812,414
Net Income	294,689	503,274	1,248,637	1,665,847
Less: Net Income (loss) attributable to the noncontrolling interest	(17,876)	(4,258)	(58,559)	95,930
Net Income attributable to Old Line Bancshares, Inc.	312,565	507,532	1,307,196	1,569,917
Preferred stock dividends and discount accretion	--	280,849	--	485,993
Net income available to common stockholders	$ 312,565	$ 226,683	$ 1,307,196	$ 1,083,924
Basic earnings per common share	$ 0.08	$ 0.06	$ 0.34	$ 0.28
Diluted earnings per common share	$ 0.08	$ 0.06	$ 0.34	$ 0.28
Dividend per common share	$ 0.03	$ 0.03	$ 0.09	$ 0.09
CONTACT:  Old Line Bancshares, Inc.
          Christine M. Rush, Chief Financial Officer
          (301) 430-2544